Verbal Agreement for Office Space

I, Salvador Rosillo, agree to allow the company HempAmericana, Inc. to use the office space located at 78 Reade Street, Suite 4FW New York City, NY 10007 for office space and other business purposes rent free for as long as I feel it is financially plausible and reasonable for me to do so.

Sincerely,

/s/ Salvador Rosillo

May 30, 2014